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                                                                    Exhibit 99.2

                         Dated as of: December 12, 2002


Sorrento Networks Corporation
9990 Mesa Rim Road
San Diego, CA  92121
Attention: Mr. Joe R. Armstrong
           Chief Financial Officer

           Re: Waiver Under Debentures and Waiver

Gentlemen:

         We refer to the 9.75% Senior Convertible Debentures Due August 2, 2004, in an aggregate principal amount of $32,200,000 (the "Debentures"), issued by Sorrento Networks Corporation, a New Jersey corporation ("Company"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Debentures.

         We also refer to the Letter of Intent for Proposed Exchange of Senior Convertible Debentures and Series A Preferred Stock of even date herewith (the "Letter of Intent"), executed by each of the holders of the Debentures whose name appears on the signature pages hereto (the "Consenting Holders"), Company, Sorrento Networks, Inc. ("SNI"), and certain holders of the Series A Preferred Stock of SNI. This Consent and Waiver under Debentures is being delivered in accordance with the terms of the Letter of Intent and the Term Sheet (the "Term Sheet") attached thereto as Exhibit A.

         Upon the effectiveness of the Letter of Intent and payment to Consenting Holders of the Consent Fee (as defined in the Term Sheet), each Consenting Holder agrees that:

               (1) any Event of Default arising under Section 22(b) of the Debentures due to the failure of Company to make the Interest Payment on the January 2, 2003 Interest Payment Date shall be deemed waived in accordance with the last paragraph of Section 22 of the Debentures; provided, that such waiver shall only be effective if and when Consenting Holders constitute two-thirds of the Outstanding Principal Amount of the Debentures as of the date of occurrence of such Event of Default; and

               (2) such Consenting Holder waives all right to receive the Interest Payment otherwise due on January 2, 2003; and

               (3) such Consenting Holder agrees to forbear from enforcing any right or remedy under the Debentures until the earlier of the Closing Date or the Closing Deadline (each as defined in the Term Sheet).

         Except to the extent specifically set forth herein, this letter shall not constitute an amendment or waiver by any Consenting Holder of any provision of the Debentures, and all of the provisions of the Debentures shall remain in full force and effect.






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Sorrento Networks Corporation
December 12, 2002
Page 2


                                Very truly yours,


"Consenting Holders"


                       Name of Beneficial Holder or
                         Authorized Representative:
                                                   ----------------------------

                                         Signature:
                                                   ----------------------------

                                        Print Name:
                                                   ----------------------------

               Principal Amount of Debentures Held:
                                                   ----------------------------